EXHIBIT 23.1

Consent of KPMG LLP

The Board of Directors

iDine Rewards Network Inc.:

We consent to incorporation by reference in the registration statement on Form S-3 of iDine Rewards Network Inc. and subsidiaries (the Company) of our report dated February 5, 2003, relating to the consolidated balance sheets of iDine Rewards Network Inc. and subsidiaries as of December 31, 2002 and 2001, and the related consolidated statements of operations, shareholders’ equity and comprehensive income (loss), and cash flows for the year ended December 31, 2002, three months ended December 31, 2001, and each of the years in the two-year period ended September 30, 2001 as listed in item 15(a)2 of the Company’s 2002 Annual Report on Form 10-K of iDine Rewards Network Inc., and to the reference to our firm under the heading “Experts” in the registration statement.

Our report dated February 5, 2003, refers to the adoption of the Statement of Financial Accounting Standards 142, Goodwill and Other Intangible Assets in 2002.

/s/    KPMG LLP

Fort Lauderdale, Florida

July 24, 2003